Exhibit 4.1

SERIES 2023-2 SUPPLEMENT

among

FRONTIER ISSUER LLC

AND

THE ASSET ENTITIES PARTY HERETO,

AND

CITIBANK, N.A.,

AS INDENTURE TRUSTEE

dated as of August 24, 2023

Secured Fiber Network Revenue Variable Funding Notes, Series 2023-2

EXHIBIT A	Form of Series 2023-2 Class A-1 Note
EXHIBIT B	Form of Transferee Certificate for Transfers of Series 2023-2 Class A-1 Notes

i

SERIES 2023-2
SUPPLEMENT

THIS SERIES 2023-2 SUPPLEMENT (as amended, supplemented or otherwise modified and in effect from time to time, this “Series Supplement”), dated as of August 24, 2023, is entered into by among (i) Frontier Issuer LLC, a Delaware limited liability company, as the issuer (the “Issuer”), (ii) Frontier Dallas TX Fiber 1 LLC, a Delaware limited liability company, as an asset entity (“AssetCo” and, together with any entity that becomes a party hereto after the date hereof as an Additional Asset Entity, the “Asset Entities”; the Issuer and the Asset Entities being referred to herein collectively as the “Obligors”), and (iii) Citibank, N.A., as Indenture Trustee and not in its individual capacity and any successor thereto (in such capacity, the “Indenture Trustee”).

RECITALS

WHEREAS, the Obligors have entered into the Base Indenture, dated as of August 8, 2023 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Base Indenture”), among the Indenture Trustee and the Obligors;

WHEREAS, the Obligors desire to enter into this Series Supplement in order to issue a Series of Notes pursuant to Section 2.07 of the Base Indenture in accordance with the terms thereof;

WHEREAS, the Issuer represents that it has duly authorized the issuance of $500,000,000 aggregate maximum principal amount of Secured Fiber Network Revenue Variable Funding Notes, Series 2023-2, Class A-1 (the “Series 2023-2 Class A-1 Notes” or the “Series 2023-2 Notes”);

WHEREAS, each Series 2023-2 Note constitutes a “Note” and the Series 2023-2 Notes constitute a “Series” or “Series of Notes” as defined in the Base Indenture; and

WHEREAS, the Indenture Trustee has agreed to accept the trusts herein created upon the terms herein set forth.

NOW, THEREFORE, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01         Definitions.  All defined terms used herein and not defined herein (including in the recitals hereto) shall have the meaning ascribed to such terms or incorporated by reference in the Series 2023-2 Class A-1 Note Purchase Agreement, or, if not defined therein, in the Base Indenture.  In addition, the following terms have the following meanings in this Series Supplement unless the context clearly requires otherwise:

“Electronic Transmission” shall have the meaning ascribed to it in Section 4.07(b).

“Initial Payment Date” shall mean, with respect to the Series 2023-2 Notes, the Payment Date occurring in September 2023.

“Note Rate” shall have the meaning set forth in Section 2.01(a).

“Rated Final Payment Date” shall mean, with respect to the Series 2023-2 Notes, the Series 2023-2 Rated Final Payment Date.

“Rating Agency” or “Rating Agencies” shall mean, in relation to the Series 2023-2 Notes issued pursuant to this Series Supplement, Fitch.

“Rating Agency Confirmation” shall mean, with respect to any transaction or matter in question concerning the Series 2023-2 Notes, (i) 30 calendar days’ prior written notice by the Issuer to the Rating Agency or Rating Agencies then-appointed by the Issuer to rate the Series 2023-2 Notes (or such shorter period as may be agreed upon by such Rating Agency or Rating Agencies at its or their election) and (ii) confirmation from such Rating Agency or Rating Agencies that such transaction or matter will not result in a downgrade, qualification or withdrawal of the then-current rating of the Series 2023-2 Notes(or the placing of such Notes on negative credit watch or ratings outlook in contemplation of any such action with respect thereto); provided, that each proviso to the definition of “Rating Agency Confirmation” in the Base Indenture shall also apply to this definition, mutatis mutandis.

“Series 2023-2 Class A-1 Anticipated Repayment Date” shall have the meaning ascribed to it in Section 2.01(b). For purposes of the Base Indenture, the “Series 2023-2 Class A-1 Anticipated Repayment Date” shall be deemed to be the “Anticipated Repayment Date” with respect to the Series 2023-2 Notes.

“Series 2023-2 Class A-1 Note Purchase Agreement” shall mean the Class A-1 Note Purchase Agreement, dated as of the date hereof, by and among the Issuer, AssetCo, Frontier Communications Holdings, LLC, as the manager, certain conduit investors from time to time party thereto as conduit investors, certain financial institutions from time to time party thereto as committed note purchasers, certain funding agents from time to time party thereto as funding agents, Barclays Bank PLC, as the Series 2023-2 Class A-1 administrative agent and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof).

“Series 2023-2 Class A-1 Notes” shall have the meaning ascribed to it in the recitals hereto.

“Series 2023-2 Closing Date” shall mean August 24, 2023. The “Closing Date” with respect to the Series 2023-2 Notes shall be the Series 2023-2 Closing Date.

“Series 2023-2 Notes” shall have the meaning ascribed to it in the recitals hereto.

“Series 2023-2 Rated Final Payment Date” shall have the meaning ascribed to it in Section 2.01(c).

Section 1.02          Rules of Construction.  Unless the context otherwise requires:

(a)          a term has the meaning assigned to it;

(b)         accounting terms not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time;

(c)          “or” is not exclusive;

(d)          “including” means including without limitation;

(e)          words in the singular include the plural and words in the plural include the singular;

(f)           all references to “$” or “USD” are to United States dollars;

(g)          any agreement, instrument, regulation, directive or statute defined or referred to in this Series Supplement or in any instrument or certificate delivered in connection herewith means such agreement, instrument, regulation, directive or statute as from time to time amended, supplement or otherwise modified in accordance with the terms thereof and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein;

(h)          references to a Person are also to its permitted successors and assigns;

(i)           the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Series Supplement, shall refer to this Series Supplement as a whole and not to any particular provision of this Series Supplement, and Section, Schedule and Exhibit references are to this Series Supplement unless otherwise specified;

(j)         whenever the phrase “in direct order of alphabetical designation” or “highest alphabetical designation” or a similar phrase is used herein, it shall be construed to mean beginning with the letter “A” and ending with the letter “Z”; and

(k)         whenever the phrase “in direct order of alphanumerical designation” or a similar phrase is used herein, it shall be construed to mean beginning with the letter “A” and the lowest numerical designation within such Class and ending with the letter “Z” and the highest numerical designation within such Class (e.g., A-1, then A-2, then B, then C).

In the event that any term or provision contained herein with respect to the Series 2023-2 Notes shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Series Supplement shall govern.

ARTICLE II

SERIES 2023-2 NOTE DETAILS, DELIVERY AND FORM

Section 2.01          Series 2023-2 Note Details.

(a)          The Series 2023-2 Notes shall be issued in one Class, having the Class and Series designation, initial Class A-1 Notes Maximum Principal Amount, Note Rate, note type and initial rating set forth below.

Class of Notes	Initial Class A-1 Notes Maximum Principal Amount	Note Rate(1)	Note Type	Initial Rating (Fitch)(f)
Series 2023-2, Class A-1	$500,000,000		Variable Funding Notes	A (sf)

(1) The Note Rate for the Series 2023-2 Notes shall be a commercial paper rate, base rate or Term SOFR rate (or, following certain events, an alternate benchmark rate), in each case, determined in accordance with the Series 2023-2 Class A-1 Note Purchase Agreement plus an applicable margin, as specified in the Series 2023-2 Class A-1 Note Purchase Agreement. From and after the Series 2023-2 Closing Date, commitment fees shall accrue on the Series 2023-2 Class A-1 Notes, subject to and in accordance with the terms of the Series 2023-2 Class A-1 Note Purchase Agreement.

Accrued Note Interest with respect to the Series 2023-2 Class A-1 Notes will be calculated on the basis and in the manner set forth in the Series 2023-2 Class A-1 Note Purchase Agreement. The definition of Interest Accrual Period with respect to the Series 2023-2 Notes is set forth in the Series 2023-2 Class A-1 Note Purchase Agreement.

(b)          The “Series 2023-2 Class A-1 Anticipated Repayment Date” has the meaning set forth in the Series 2023-2 Class A-1 Note Purchase Agreement.

(c)          The “Series 2023-2 Rated Final Payment Date” is the Payment Date occurring in August 2053.

(d)          The Series 2023-2 Class A-1 Notes shall have a maximum principal balance equal to the Series 2023-2 Class A-1 Notes Maximum Principal Amount (as such term is defined in the Series 2023-2 Class A-1 Note Purchase Agreement).

(e)          There shall be no Targeted Amortization Amount with respect to the Series 2023-2 Notes.

Section 2.02          Issuance of the Series 2023-2 Notes.  Upon the execution and delivery of this Series Supplement, (i) with respect to any Series 2023-2 Notes that are not in the form of Uncertificated Notes, the Issuer shall execute and deliver such Series 2023-2 Notes to the Indenture Trustee and the Indenture Trustee shall, upon receipt of an Issuer Order, authenticate such Series 2023-2 Notes and shall deliver such Series 2023-2 Notes to the related Noteholder(s), and (ii) with respect to any Series 2023-2 Notes that are in the form of Uncertificated Notes, the Indenture Trustee shall, upon receipt of an Issuer Order, register such Series 2023-2 Notes in the names and denominations specified in such Issuer Order in the Notes Register and deliver to the beneficial owner(s) of such Series 2023-2 Notes a confirmation of registration substantially in the form provided in Exhibit F to the Base Indenture.

Section 2.03          Forms of Series 2023-2 Notes; Transfers.

(a)       The Series 2023-2 Class A-1 Notes (other than any Uncertificated Notes) shall be issued in the form of Definitive Variable Funding Notes in substantially the form set forth in Exhibit A hereto in accordance with the Series 2023-2 Class A-1 Note Purchase Agreement and duly executed in the manner set forth in Section 2.01(a) of the Base Indenture. The Series 2023-2 Class A-1 Notes that are Uncertificated Notes shall be registered in the manner set forth in Section 2.01(a) of the Base Indenture.

(b)        Subject to the terms of the Series 2023-2 Class A-1 Note Purchase Agreement, the holder of any Series 2023-2 Class A-1 Note (other than any Uncertificated Note) may transfer the same in whole or in part, in an amount equivalent to an authorized denomination, by surrendering such Series 2023-2 Class A-1 Note at the applicable Corporate Trust Office, with the form of transfer endorsed on it duly completed and executed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Note Registrar, the holder thereof or their attorney duly authorized in writing, with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, and accompanied by a certificate substantially in the form of Exhibit B; provided that if the holder of any Series 2023-2 Class A-1 Note transfers, in whole or in part, its interest in any Series 2023-2 Class A-1 Note pursuant to (i) an Assignment and Assumption Agreement substantially in the form of Exhibit B to the Series 2023-2 Class A-1 Note Purchase Agreement or (ii) an Investor Group Supplement substantially in the form of Exhibit C to the Series 2023-2 Class A-1 Note Purchase Agreement, then such Noteholder will not be required to submit a certificate of the transferee substantially in the form of Exhibit B upon transfer of its interest in such Series 2023-2 Class A-1 Note. In exchange for any Series 2023-2 Class A-1 Note properly presented for transfer, the Issuer shall execute and the Indenture Trustee shall promptly authenticate and deliver or cause to be authenticated and delivered in compliance with applicable law, to the transferee at such office, or send by mail (at the risk of the transferee) to such address as the transferee may request, Series 2023-2 Class A-1 Notes for the same aggregate principal amount as was transferred. In the case of the transfer of any Series 2023-2 Class A-1 Note in part, the Issuer shall execute and the Indenture Trustee shall promptly authenticate and deliver or cause to be authenticated and delivered to the transferor at such office, or send by mail (at the risk of the transferor) to such address as the transferor may request, Series 2023-2 Notes for the aggregate principal amount that was not transferred. No transfer of any Series 2023-2 Class A-1 Note shall be made unless the request for such transfer is made by the transferor at such office. In the case of a transfer to a transferee electing to take such Note in the form of an Uncertificated Note, the Indenture Trustee shall deliver a Confirmation of Registration to the transferee. Neither the Issuer nor the Indenture Trustee shall be liable for any delay in delivery of transfer instructions and each may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of transferred Series 2023-2 Class A-1 Notes, the Indenture Trustee shall recognize the holders of such Series 2023-2 Class A-1 Notes as Noteholders.

(c)          None of the Obligors, the Guarantor, the Non-Securitization Entities, the Indenture Trustee, any Paying Agent, the Servicer or the Back-Up Manager shall have any responsibility or liability with respect to any records maintained by any Noteholder with respect to the beneficial holders thereof or payments made thereby on account of beneficial interests held therein.

ARTICLE III

RETAINED COLLECTIONS CONTRIBUTIONS

Section 3.01         Retained Collections Contributions For purposes of the Series 2023-2 Notes, a cash capital contribution made to an Obligor at any time by the Manager or an affiliate of the Manager shall not be deemed to be a Retained Collections Contribution if, as of the related deposit date into the Liquidity Reserve Account in accordance with Section 2.12(b) of the Base Indenture, (x) the aggregate Retained Collection Contributions during the immediately preceding twelve month period would exceed the greater of (A) 15% of Annualized Run Rate Revenue as of the last day of the immediately preceding calendar month and (B) $37 million or (y) the aggregate Retained Collection Contributions since the Series 2023-1 Closing Date would exceed the greater of (A) 25% of Annualized Run Rate Revenue as of the last day of the immediately preceding calendar month and (B) $62 million.

ARTICLE IV

GENERAL PROVISIONS

Section 4.01          Date of Execution.  This Series Supplement for convenience and for the purpose of reference is dated as of August 24, 2023.

Section 4.02         Notices.  Notices required to be given to the Rating Agency by the Issuer, the Asset Entities or the Indenture Trustee shall be e-mailed (i) first (or simultaneously with second) to the Issuer at anne.meyer@ftr.com, kevin.saville@ftr.com and frontier20231tj2u@17g5.com to be posted to the password protected internet website maintained by the Issuer for communication to the Rating Agency pursuant to Rule 17g-5 under the Exchange Act and (ii) second to the following address: globalcrosssectorsf@fitchratings.com.

Section 4.03          Governing Law.  THIS SERIES SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS SERIES SUPPLEMENT .

Section 4.04    Submission to Jurisdiction.  EACH OBLIGOR AND THE INDENTURE TRUSTEE IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS SERIES SUPPLEMENT.

Section 4.05        Waiver of Jury Trial.  EACH OBLIGOR AND THE INDENTURE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SERIES SUPPLEMENT , THE SERIES 2023-2 NOTES, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 4.06        Severability; Entire Agreement.  In case any provision in this Series Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  This Series Supplement supersedes all prior agreements between the parties and constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements between the parties.

Section 4.07          Counterparts.

(a)         The parties may sign any number of copies of the Base Indenture and any Series Supplement.  Each signed copy shall be an original, but all of them together represent the same agreement.  The words “execution,” “execute”, “signed,” “signature,” “delivery,” and words of like import in or relating to the Base Indenture and any Series Supplement or any document to be signed in connection with the Base Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that notwithstanding anything herein to the contrary, the Indenture Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Indenture Trustee, pursuant to procedures approved by the Indenture Trustee.  As used herein, “electronic signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record.

(b)        For purposes of this Series Supplement or any other Transaction Documents, any reference to “written” or “in writing” means any form of written communication, including, without limitation, electronic signatures, and any such written communication may be transmitted by Electronic Transmission. “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. The Indenture Trustee is authorized to accept written instructions, directions, reports, notices or other communications delivered by Electronic Transmission and shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by Electronic Transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such Electronic Transmission, and the Indenture Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information to the Indenture Trustee, including, without limitation, the risk of the Indenture Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties (except to the extent such action results from gross negligence, willful misconduct or fraud by the Indenture Trustee).

(c)        Any requirement in this Series Supplement that a document, including any Note, is to be signed or authenticated by “manual signature” or similar language shall not be deemed to prohibit signature to be by facsimile or electronic signature and shall not be deemed to prohibit delivery thereof by Electronic Transmission. Notwithstanding anything to the contrary in this Series Supplement, any and all communications (both text and attachments) by or from the Indenture Trustee that the Indenture Trustee in its sole discretion deems to contain confidential, proprietary and/or sensitive information and sent by Electronic Transmission will be encrypted. The recipient of the Electronic Transmission will be required to complete a one-time registration process.

(d)        Delivery of an executed counterpart of a signature page of this Series Supplement by Electronic Transmission shall be effective as delivery of a manually executed counterparty of this Series Supplement.

ARTICLE V

APPLICABILITY OF INDENTURE

Section 5.01         Applicability.  The provisions of the Base Indenture are hereby ratified, approved and confirmed, except as otherwise expressly modified by this Series Supplement and the Base Indenture as so supplemented by this Series Supplement shall be read, taken and construed as one and the same instrument.  The representations, warranties and covenants contained in the Base Indenture (except as expressly modified herein) are hereby reaffirmed with the same force and effect as if fully set forth herein and made again as of the date hereof.

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IN WITNESS WHEREOF, the Issuer, AssetCo and the Indenture Trustee have caused this Series Supplement to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

FRONTIER ISSUER LLC, as Issuer

By:	/s/ Kevin Saville
Name:	Kevin Saville
Title:	Vice President, General Counsel and Assistant Secretary

FRONTIER DALLAS TX FIBER 1 LLC, as an Asset Entity

By:	/s/ Kevin Saville
Name:	Kevin Saville
Title:	Vice President, General Counsel and Assistant Secretary

Signature Page to Series 2023-2 Supplement

CITIBANK, N.A.,
not in its individual capacity, but solely as Indenture Trustee

By:	/s/ Anthony Bausa
Name:	Anthony Bausa
Title:	Senior Trust Officer

Signature Page to Series 2023-2 Supplement